Exhibit 99.1

Solaris Energy Infrastructure Announces the Addition of Max Yzaguirre to its Board of Directors

HOUSTON, January 30, 2025 (BUSINESS WIRE) – Solaris Energy Infrastructure, Inc. (NYSE:SEI) (“Solaris” or the “Company”) announced today that Mr. Max Yzaguirre has been named as an independent member of the Company’s Board of Directors (the “Board”), effective January 30, 2025. With the addition of Mr. Yzaguirre, the Board is now composed of 10 members.

“We are pleased to welcome Max to our Board and look forward to the value he will bring Solaris,” said Bill Zartler, Solaris Chairman and Chief Executive Officer. “His experience developing energy and power related projects as well as his former roles as Chairman of the Texas Public Utility Commission and an ERCOT Board Member will provide unique insight to Solaris as we continue to grow and develop our Power Solutions business.”

Laurie H. Argo, Chairman of the Nominating and Governance Committee of Solaris’ Board, stated, “Max is an accomplished executive with extensive leadership, strategic, operational, financial and governance experience. The Board welcomes his appointment and believes his expertise and invaluable perspective will help Solaris continue to drive value for its shareholders.”

About Max Yzaguirre

Mr. Max Yzaguirre has served on the Boards of Directors of publicly-listed and privately-held companies, as well as non-profit organizations. Mr. Yzaguirre currently serves on the Board of Directors of WaFD Bank (NASDAQ: WAFD), Altria Group (NYSE: MO) and Aris Water Solutions (NYSE: ARIS).

Mr. Yzaguirre has over 35 years of leadership experience in domestic and international business, government and law, and expertise in a wide variety of industries and sectors, including electricity, oil and gas, banking, real estate, telecommunications and private equity investing. Mr. Yzaguirre led numerous teams that developed projects such as electric power plants, electric transmission lines and pipelines both in the US and internationally. Additionally, Mr. Yzaguirre served as Chairman of the Public Utility Commission (PUC) of Texas from 2001-2002, when the State’s retail electric market was restructured from a regulated model to a competitive model. During Mr. Yzaguirre’s tenure as Chairman of the Texas PUC, he also served on the Board of Directors of the Electric Reliability Council of Texas (ERCOT).

About Solaris Energy Infrastructure, Inc.

Solaris Energy Infrastructure, Inc. (NYSE:SEI) provides mobile and scalable equipment-based solutions for use in distributed power generation as well as the management of raw materials used in the completion of oil and natural gas wells. Headquartered in Houston, Texas, Solaris serves multiple U.S. end markets, including energy, data centers, and other commercial and industrial sectors. For more details, visit solaris-energy.com.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solaris-energy.com

Solaris Energy Infrastructure, Inc.